Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

SouthState Corporation

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of our reports dated February 26, 2021, with respect to the consolidated financial statements of South State Corporation and subsidiary as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and the effectiveness of internal control over financial reporting as of December 31, 2020, included in the Annual Report on Form 10-K for South State Corporation for the year ended December 31, 2020, and to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

October 14, 2021